Exhibit 99.1

Conformis, Inc. Announces Pricing of $85 Million Underwritten Offering of Common Stock

BILLERICA, Mass., February 12, 2021 (GLOBE NEWSWIRE) -- Conformis, Inc. (Nasdaq: CFMS) today announced it has priced an underwritten public offering of 80,952,381 shares of its common stock at an offering price of $1.05 per share. The gross proceeds from the offering will be approximately $85 million, before deducting underwriting discounts and commissions and estimated offering expenses. The closing of the offering is expected to take place on February 17, 2021, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the offering.

Conformis intends to use the net proceeds of the offering for general corporate purposes, which may include research and development costs, sales and marketing costs, clinical studies, manufacturing development, the acquisition or licensing of other businesses or technologies, repayment and refinancing of debt, working capital and capital expenditures.

The securities described above are being offered by Conformis pursuant to a shelf registration statement (File No. 333-237351) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on August 5, 2020, and the accompanying prospectus contained therein. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be available on the website of the SEC and may also be obtained from: Oppenheimer & Co. Inc. at 85 Broad Street, 26th Floor, New York, NY 10004, Attention: Equity Syndicate Prospectus Department, by e-mail at equityprospectus@opco.com or by calling (212) 667-8055.

Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that Conformis has filed with the SEC that are incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, which provide more information about Conformis and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit® Image-to-Implant® technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which it refers to as personalized, individualized, or sometimes as customized, to fit each patient’s unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals and ambulatory surgical centers. In clinical studies, the Conformis iTotal® CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

Cautionary Statement Regarding Forward-Looking Statements

To the extent any statements made in this press release deal with information that is not historical, they are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the registered direct offering, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering Actual results could vary materially from those disclosed in Conformis forward-looking statements as a result of a variety of risks and uncertainties. More detailed information on additional factors that could affect Conformis actual results are described in the “Risk Factors” sections of Conformis public filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Conformis undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor contact:

ir@conformis.com

(781) 374-5598